Exhibit 99.2

MACOM Technology Solutions Holdings, Inc. 100 Chelmsford Street Lowell, Massachusetts 01851 +1 978.656.2500 macom.com

PRESS RELEASE

MACOM Initiates Legal Action Against Infineon Technologies Over Next-Generation

Semiconductor Technology for 4G/LTE and 5G Networks

MACOM believes that Infineon, as an incumbent supplier of previous generation technologies, is attempting to delay or deny MACOM’s ability to bring this technology to market

LOWELL, Mass., April 26, 2016—MACOM Technology Solutions Holdings, Inc. (NASDAQ: MTSI) (MACOM), a leading supplier of high-performance analog RF, microwave, millimeterwave and photonic semiconductor products, today announced that it has initiated legal action against Infineon Technologies and International Rectifier (acquired by Infineon in 2015), to defend its rights to use the pioneering and patented gallium nitride on silicon (GaN) technology developed by Nitronex (acquired by MACOM in 2014) in MACOM’s core markets. GaN is a next-generation technology that promises to improve network data service and cell coverage of 4G/LTE and 5G base stations while reducing their energy consumption and associated carbon footprint.

In its suit, filed in the United States District Court for the Central District of California in Los Angeles, MACOM alleges that Infineon has attempted to interfere with and usurp MACOM’s rights under certain agreements between Nitronex and International Rectifier. “Nitronex and IR, and later, MACOM and IR, successfully collaborated for many years. Problems developed only after Infineon acquired IR and began to try to ‘renegotiate’ the Nitronex-IR agreements to reduce MACOM’s rights,” said John Croteau, President and Chief Executive Officer of MACOM. “When MACOM declined to accede to Infineon’s demands, Infineon concocted claims to interfere with our rights under the agreements.”

“Infineon’s behavior is clear validation that MACOM’s GaN technology – the product of 15 years and over $100 million in investment – is at the tipping point of market adoption, threatening large incumbents like Infineon. We believe this has caused Infineon to engage in strong-arm tactics designed to retard, rather than accelerate, innovation,” said Croteau. “We submit that such business practices are unethical and anti-competitive and will strenuously oppose them as a matter of course,” added Croteau.

MACOM’s suit against Infineon includes claims for breach of contract, breach of the covenant of good faith and fair dealing, declaratory judgment of contractual rights, and intentional interference with contract. Among other relief, MACOM is asking the court to grant MACOM declaratory and injunctive relief confirming its rights under the Nitronex-IR agreements and ordering Infineon to assign to MACOM several Nitronex GaN patents.

MACOM has built a highly-successful business that has benefitted both the electronics industry, consumers and MACOM’s shareholders through the acquisition and integration of companies and intellectual property rights that support its strategic plans. Defending its intellectual property rights is core to MACOM’s success and MACOM has previously prevailed against large company infringement of its rights.

ABOUT MACOM:

MACOM Technology Solutions Holdings, Inc. (www.macom.com) supplies key enabling technologies for the Cloud Connected Apps Economy and Modern Networked Battlefield. Recognized for its broad catalog portfolio of technologies and products, MACOM provides high-performance analog RF, microwave, millimeterwave and photonic semiconductor products for diverse applications ranging from high speed optical, satellite, wired and wireless networks to military and civil radar systems. A pillar of the semiconductor industry, we thrive on more than 60 years of solving our customers’ most complex problems as their trusted partner for solutions ranging from RF to Light.

Headquartered in Lowell, Massachusetts, MACOM is certified to the ISO9001 international quality standard and ISO14001 environmental management standard. MACOM has design centers and sales offices throughout North America, Europe, Asia and Australia.

MACOM, M/A-COM, M/A-COM Technology Solutions, M/A-COM Tech, Partners in RF & Microwave, Partners from RF to Light, The First Name in Microwave and related logos are trademarks of MACOM. All other trademarks are the property of their respective owners.

For more information about MACOM, please visit www.macom.com follow @MACOMtweets on Twitter, join MACOM on LinkedIn, or visit the MACOM YouTube Channel.

Special Note Regarding Forward-Looking Statements

This press release contains forward-looking statements based on MACOM management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include, among others, information concerning the potential adoption of MACOM’s GaN by the market and the potential benefits to industry and society of GaN adoption, as well as any statements concerning the relief sought by MACOM and the outcome of the legal action.

Forward-looking statements contained in this press release reflect MACOM’s current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause those events or our actual activities or results to differ materially from those expressed in any forward-looking statement. Although MACOM believes that the expectations reflected in the forward-looking statements are reasonable, it cannot and does not guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including those factors described in “Risk Factors” in MACOM’s filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the fiscal year ended October 2, 2015 as filed with the SEC on November 24, 2015. MACOM undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

MEDIA CONTACTS:

Bill Fallon

keating

bfallon@keatingco.com

O: 212 925-6900

M: 973 768 6764